EXHIBIT 5.1

OPINION AND CONSENT OF MORGAN LEWIS & BOCKIUS LLP

August 12, 2003

Broadcom Corporation
16215 Alton Parkway
Irvine, California 92618

Re:	Broadcom Corporation Registration Statement on Form S-8 for Offering of an Aggregate of 26,195,686 Shares of Class A Common Stock (the “Shares”)

Ladies and Gentlemen:

     We have acted as counsel to Broadcom Corporation, a California corporation (the “Company”) in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), of (i) an additional 25,501,177 shares of the Company’s Class A Common Stock, $.0001 par value, issuable under the Broadcom Corporation 1998 Stock Incentive Plan, as amended and restated (the “Broadcom Incentive Plan”), and (ii) an additional 694,509 shares of the Company’s Class A Common Stock, $.0001 par value, issuable under the Broadcom Corporation 1998 Employee Stock Purchase Plan, as amended and restated (the “Broadcom Employee Stock Purchase Plan” and, together with the Broadcom Incentive Plan, the “Broadcom Plans”).

     This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

     We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company in connection with the establishment and amendment of the Broadcom Plans. Based on such review, we are of the opinion that if, as and when the Shares are issued and sold (and the consideration therefor received) pursuant to (a) the provisions of option agreements duly authorized under the Broadcom Incentive Plan and in accordance with the Registration Statement, (b) duly authorized direct stock issuances under the Broadcom Incentive Plan and in accordance with the Registration Statement, or (c) duly authorized stock purchases under the Broadcom Employee Stock Purchase Plan and in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and nonassessable.

     We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

     This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Broadcom Plans or the Shares.

Very truly yours,
MORGAN LEWIS & BOCKIUS LLP /s/ Morgan Lewis & Bockius LLP